SIXTH AMENDMENT TO
COMMERCIAL LOAN AGREEMENT


     This Sixth Amendment to the Commercial Loan Agreement
("Agreement") is entered into as of March 26, 1997 by and between SUMITOMO BANK OF CALIFORNIA ("Bank") and THE TITAN CORPORATION, a
Delaware Corporation ("Borrower"), with reference to the following:


RECITALS


I.   Borrower and Bank entered into that certain Commercial Loan
Agreement dated August 8, 1994 and subsequently amended pursuant to Amendments dated May 25, 1995, December 29, 1995, May 9, 1996,
September 6, 1996 and October 18, 1996 (collectively, the
"Agreement").

II. Borrower and Bank desire to amend the Agreement on the terms and conditions set forth herein.

AMENDMENT

     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank agree as follows:

     1.    Defined Terms.    Capitalized terms in this Amendment and
not otherwise defined herein shall have the meanings given such terms in the Agreement.

     2.    Amendments.   This Agreement is hereby amended as follows:

           A.    1.2 Availability Period.     Section 1.2 is hereby
amended and replaced with the following:

                "1.2 Availability Period.     The Period under which
Borrower may draw on the Revolving Line of Credit ("Availability Period") is between the date of this Agreement and May 31, 1998 (the "Maturity Date") unless Borrower is in default, in which event Bank need not make any advances."

           B.    6.2 Financial Information.  Section (a),(b),(d) and
(f)have been amended and replaced with the following:

               "(a) Within 100 days after Borrower's fiscal year end, a copy of Borrower's annual audited financial report and Securities and Exchange Commission Form 10K Report, all opined to without emphasis, along with a compliance certificate in a form satisfactory to Bank".

               "(b) Within 55 days of each fiscal quarter end, a copy of Borrower's Securities and Exchange Commission Form 10Q Report, along with a compliance certificate in a form satisfactory to Bank".

               "(d) Borrower will submit annual projections, prepared by quarter, for the new fiscal year within 30 days of the end of the old fiscal year. Such plan will detail management's best estimate of revenue, expenses and balance sheet categories and will be presented in the customary form of Balance Sheet, Income Statement and Cash Flow Statement."

               "(f) This paragraph is hereby deleted in its entirety."

           C. 6.3 Quick Ratio. Section 6.3 is hereby amended and replaced with the following:

                "6.3 Quick Ratio. To maintain on a consolidated basis as of the last day of each quarter, a ratio of quick assets to current liabilities of at least 1.15:1.00."

                "Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

           D. 6.5 Net Worth. Section 6.5 is hereby amended and replaced with the following:

                "6.5 Net Worth. To maintain on a consolidated basis as of the last day of each calendar quarter, Net Worth in an amount at least equal to Seventy Nine Million Dollars ($79,000,000)."

                "Net Worth" means the gross book value of Borrower's assets plus debt subordinated to Bank in a manner acceptable to Bank less total liabilities, including, without limitation, accrued and deferred income taxes, and any reserves against assets.

           E.    6.6 Total Liabilities to Tangible Net Worth.  Section
6.6 is hereby amended and replaced by the following:

                "6.6 Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis as of the last day of each quarter, a ratio of Total Liabilities to Tangible Net Worth not exceeding
1.15:1.00."

                "Total Liabilities" means the sum of current liabilities plus long term liabilities, excluding debt subordinated to Borrower's obligations to Bank in a manner acceptable to Bank, using Bank's standard form."



                "Tangible Net Worth" means book net worth minus intangible assets (such a goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, capitalized software costs, license fees, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of Borrower) plus liabilities subordinated to Bank in a manner acceptable to Bank. Deferred income taxes shall not be deemed intangible assets.

           F. 6.7 Profitability. Section 6.7 of the Agreement is amended and replaced with the following:

                "6.7 Profitability. To maintain on a consolidated basis a positive net income before taxes and extraordinary items and a positive net income after taxes and extraordinary items on an annual basis and not to experience two consecutive quarters of losses, in aggregate of greater than Five Hundred Thousand Dollars ($5000,000), beginning with fiscal quarter ending March 31, 1997. The maximum pre-tax loss permitted for fiscal year ended December 31, 1996 is Five Million Five Hundred Thousand Dollars ($5,500,000)."

           G.    6.10 Capital Expenditures.  Section 6.10 of the
Agreement is hereby amended and replaced with the following:

                "6.10 Capital Expenditures. Borrower to limit capital expenditures to Seven Million Dollars ($7,000,000) during each fiscal year."

           H.    Section 6.22 Additional Negative Covenants.  Section
(h) of the Agreement if hereby amended and replaced with the following:

               "(h) purchase shares of its capital stock in exchange for cash if such purchase exceeds (in the aggregate when combined with all such other purchases made during that fiscal year) $2,000,000."

           I. 6.24 Interest Coverage Ratio. Section 6.24 of the Agreement is amended and replaced with the following:

                "6.24 Interest Coverage Ratio. To maintain on a consolidated basis for the two quarters ending March 31, 1997 minimum Interest Coverage Ratio of 1.00:1.00, for three quarters ending June 30, 1997 minimum Interest Coverage Ratio of 1.15:1.00, and for four quarters ending September 30, 1997 minimum Interest Coverage Ratio of 1.25:1.00."

                "Interest Coverage Ratio" means for any period, the ratio of EBIT to interest expense. "EBIT" is defined as the sum of net income (or net loss) plus income tax provision plus gross interest expense minus extraordinary income/gains plus extraordinary non-cash expenses/losses minus gains (or plus losses) on sales/dispositions of fixed assets.

           J. 6.25 Fixed Charge Coverage Ratio. Section 6.25 is added to the Agreement as follows:

                "6.25 Fixed Charge Coverage Ratio. To maintain on a rolling four-quarter basis starting with fiscal year end December 31, 1997, a Fixed Charge Ratio of at least 1.15:1.00."

                "Fixed Charge Coverage Ratio" for any period means the sum of EBITDA, less capital expenditures (net of purchase money financing), less cash taxes payable, less cash dividends payable, less cash stock repurchases divided by the sum of interest expense for that period plus scheduled payments under all indebtedness including capital leases for that period."

                "EBITDA" is defined as the sum of net income (or net loss) plus income tax provision plus gross interest expense plus depreciation plus non-cash amortization minus extraordinary income/gains plus extraordinary non-cash expenses/losses minus gains (or plus losses) on sales/dispositions of fixed assets.

           K. Closing Fee. Borrower shall pay to Bank concurrently with the execution of this Amendment, a closing fee in the amount of Seventeen Thousand Five Hundred Dollars ($17,500.00).

           L. Expenses. Borrower agrees to immediately repay Bank for its reasonable costs and expenses incurred in connection with this Amendment, including, without limitation, attorneys fees and expenses.

           M. Agreement in Full Force and Effect. Except as specifically amended or modified by this Amendment (and any prior amendments thereto), the Agreement shall remain unmodified and in full force and effect.

           N. Ratification. The Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Commercial Loan Agreement, as amended from time to time.


"BORROWER"                       "BANK"
THE TITAN CORPORATION            SUMITOMO BANK OF CALIFORNIA


BY /s/ Eric M. DeMarco            BY/s/ Sajeda Sijmee
   -----------------------          -----------------
   Eric M. DeMarco                  Sajeda Sijmee
   Senior Vice President,           Vice President
   Chief Financial Officer